Exhibit 1.01

Conflict Minerals Report

Introduction

This is the Conflict Minerals Report for Eltek Ltd. (“Eltek”, “we” or “our”), filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934 for the reporting period from January 1, 2025 to December 31, 2025. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals that are necessary to the functionality or production of their products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold ("3TG") for the purposes of this assessment.

If a registrant can establish that the Conflict Minerals in its products originated from sources other than the Democratic Republic of the Congo (DRC) or an adjoining country ("Covered Countries"), or from recycled and scrap sources, the registrant must submit a specialized disclosure report under Form SD that describes the steps that the registrant took to determine the origin of the Conflict Minerals in its products.

If a registrant has reason to believe that any of the 3TG minerals in its supply chain may have originated in the Covered Countries, or if the registrant is unable to determine the country of origin of those 3TG minerals, then the registrant must exercise due diligence on the 3TG minerals’ source and chain of custody, and the registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

As permitted by the Rule and the SEC, this report has not been subject to an independent private sector audit.

1.	Company Overview

We were incorporated under the laws of the State of Israel in 1970.  Following our initial public offering in January 1997, our ordinary shares were listed on the NASDAQ Stock Market (symbol: ELTK) and are presently listed on the NASDAQ Capital Market.

We develop, manufacture, market and sell printed circuit boards (“PCBs”), including high density interconnect multi-layered and flex-rigid boards for electronic devices. Our principal customers include manufacturers of medical equipment, defense and aerospace equipment, industrial equipment, and telecom and networking equipment, as well as contract electronic manufacturers.  We have production facilities in Israel and a marketing subsidiary in the United States.

2.	Products Overview

We manufacture and supply technologically advanced custom-made circuitry solutions for use in sophisticated and compact electronic products.  We provide specialized services and are a solution provider in the PCB business, mainly in Israel, Europe, North America, and Asia. PCBs are platforms that conduct an electric current among active and passive microelectronics components, microprocessors, memories, resistors and capacitors and are integral parts of the products produced by high-technology industries. Our focus is on short run quick-turnaround, prototype, pre-production and low to medium volume runs of high-end PCB products for high growth, advanced electronics applications, mainly flex-rigid PCBs. Our products often require the use of tin and gold.

3.	Supply Chain Overview

Our supply chain is complex. There are multiple tiers between our company and the sources of the 3TG minerals. Accordingly, we rely on our direct suppliers to provide information on the origin of the 3TG minerals contained in components that are included in our products.

4.	Reasonable Country of Origin Inquiry (RCOI)

For the year ended December 31, 2025, we conducted a Reasonable Country of Origin Inquiry (“RCOI”) to determine whether any of the necessary 3TG minerals originated, or likely originated in the DRC or Covered Countries, or did not originate entirely from recycled or scrap sources and found that the 3TG minerals can be found in our products and are necessary to the functionality or production of those products. Therefore, we are subject to the reporting obligations of the Rule.

We do not have a direct relationship with 3TG minerals’ smelters or refiners (“SORs”). Rather, our manufacturing process is significantly removed from the mining, smelting or refining of 3TG minerals and there are many third parties in the supply chain between the original sources of 3TG minerals and the ultimate manufacture of our products. Therefore, tracing these minerals to their sources is a challenge that requires us to rely on direct suppliers in our efforts to achieve supply chain transparency, including obtaining information regarding the origin of the 3TG minerals. Using our supply chain due diligence processes, we work to develop transparency into our supply chain by continuing our outreach efforts. This work is not intended to eliminate sourcing from the DRC or Covered Countries, but to engage in the responsible sourcing of Conflict Minerals, where possible.

The methods we used to try to determine the origin of 3TG minerals in our products included:

•
We identified five suppliers whose products may contain 3TG that are "necessary to the production or functionality of the products", as defined by the Rule. Out of which, we received responses from all five suppliers, constituting a 100% response rate. The suppliers examined accounted for more than 95% of all our applicable product material expenditures for the year ended December 31, 2025.

•
We solicited information from these suppliers using the recent 3TG-minerals Reporting Template (“CMRT”) of at least version 6.5 and above, an industry-standard template for conflict mineral reporting developed by the Responsible Minerals Initiative ("RMI").

•	We reviewed the responses we received and followed up on inconsistent, incomplete, and inaccurate responses, and we sent reminders to suppliers who did not respond to our requests for information.

•
We documented the "Countries of Origin" information received from our suppliers and compared the smelters or refiners ("SOR") identified in the surveys against the lists of facilities that have received a conflict-free designation according to the RMI's independently audited list of conformant and active SORs of Conflict Minerals through the Responsible Minerals Assurance Process ("RMAP").

5.	Design of Our Due Diligence

We designed our due-diligence process based on the Organization for Economic Co-operation and Development prescribed framework, known as “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High-Risk Areas,” ("OECD Guidance") and the related supplements for gold, tin, tantalum and tungsten.

6.	Due Diligence Performance

The design of the due diligence processes conforms substantially to the OECD Guidance as it relates to “downstream” companies. The due diligence processes are described below under sub-headings corresponding to the five-step framework of the OECD Guidance.

6.1	Establish Strong Company Management Systems

•
We established a system of controls and transparency over the mineral supply chain, using the CMRT to collect information from our suppliers. Since we rely on in-scope suppliers that rely on their upstream suppliers, we concluded that the most accurate and efficient method for obtaining SOR data is by collecting suppliers' information using the CMRT;

•
Our conflict minerals policy outlines our commitment to responsible sourcing and our requirements from our supply chain (the "Conflict Minerals Policy".) We are committed to ethical practices and compliance with all applicable laws and regulations. We are committed to working with our customers and suppliers to responsibly source the materials and components we use in manufacturing our customers’ products that may contain these minerals. Our Conflict Minerals Policy is available on our website at: https://www.nisteceltek.com/investor-info/conflict-minerals-policy/

•	We maintained a team with cross functional members and senior executives from various departments, such as procurement, process engineering and finance;

•	We communicated our expectations to our direct suppliers concerning performance, transparency and sourcing of materials and components containing Conflict Minerals;

•	We incorporated Conflict Minerals requirements to our purchase orders with relevant suppliers;

•	We retain relevant documentation for five years.

6.2	Identify and assess risks in the supply chain

Due to our size, the breadth and complexity of our products and the constant evolution of our supply chain, it is difficult to identify factors downstream from our direct suppliers.

We identified five suppliers whose products may contain 3TG minerals. We surveyed these suppliers in order to identify the source, or likely source, of the 3TG minerals contained in the products they supply us. This was done in order to identify the SORs that process the 3TG minerals and the country of origin of those 3TG minerals. The survey was conducted by utilizing the CMRT. We received responses from five suppliers, constituting a 100% response rate.

We compared SORs identified by the supply chain survey against the list of facilities that have received a “conformant” designation by programs such the program run by the RMI, the RMAP.

6.3	Design and Implement a Strategy to Respond to Identified Risks

Our risk mitigation efforts in 2025 included the following:

•
Contacting direct suppliers that did not respond or whose responses were identified as incomplete, inconsistent or inaccurate in order to obtain complete and accurate required information, sometimes requiring multiple telephone and/or email contacts to further the data collection process;

•
Establishing a Conflict Minerals team headed by the CFO to assess identified risks and to determine follow up actions. We report the findings of the supply chain risk assessment to our senior management when an issue is identified.

6.4	Carry out independent third-party audit of smelter/refiner’s due diligence practices

We do not have a direct relationship with 3TG SORs, nor do we perform direct audits of the other entities in our supply chain. Therefore, our direct and/or upstream suppliers are in a better position to identify SORs within the supply chain. As a result, our due diligence efforts rely on cross-industry initiatives such as those led by the RMI.

In our due diligence process, we utilize the CMRT designed by the RMI.

6.5	Report Annually on Supply Chain Due Diligence

In addition to our ongoing communications with our customers who are engaged in their own RCOI and due diligence processes, we currently, subject to SEC guidelines, report annually on our supply chain due diligence through a Form SD and Conflict Minerals Report. Our reports on Form SD are filed with the SEC and publicly available on our website at https://www.nisteceltek.com/investor-info/conflict-minerals-policy/ and meet the OECD Guideline that recommends we report annually on our supply chain due diligence. The website and information accessible through it are not incorporated into this document.

7.	Results of assessment

We contacted suppliers, which are the direct suppliers for our products that are within the scope of the RCOI. We received responses from five such suppliers (100%) as of the date of publication of this report.

As mentioned above, we do not have a direct relationship with 3TG SORs, nor do we perform direct audits of the other entities in our supply chain. Accordingly, we can only provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals, since the information comes from direct and secondary suppliers. Further, the information gathered from our suppliers is not obtained on a continuous, real-time basis.

Based on the information obtained pursuant to the good faith RCOI and due diligence processes described above, for the reporting period, we do not have sufficient information with respect to the Conflict Minerals to determine the country of origin, or likely country of origin, of all of the subject minerals we use to manufacture the subject products and, thus, we are unable to determine whether any of the subject minerals originated in the DRC or Covered Countries and, if so, whether the subject minerals were from entirely recycled or scrap sources.

We encountered the following challenges in obtaining and analyzing the responses we received:

•	We are dependent on information received from our direct suppliers to conduct our good faith RCOI process;

•	We have suppliers with differing levels of resources and sophistication, and some of them are not subject to the Rule;

•	The information our suppliers provided was sometimes incomplete and required significant follow-up;

•	Most of the responses we received were at the company level and not specific to the materials and components we use in our products;

•	Our ability to influence cooperation from certain suppliers was limited as we are a downstream company that is multiple tiers away from the SORs in the supply chain.

As a result, we have not been able to identify all of the SORs from which our suppliers sourced the Conflict Minerals.

Based on the information obtained pursuant to our good faith RCOI and due diligence process, attached as Exhibit A is a list of the known and reported SORs for the 3TG utilized in our products that were manufactured or contracted to manufacture in 2025.

Improvement Plan

Subject to requirements pursuant to the Rule, we are taking and will continue to take the following steps to improve the due diligence conducted to further mitigate risk that the necessary conflict minerals in our products could directly or indirectly benefit or finance armed groups in the Covered Countries:

a.          Continuing to drive our suppliers to obtain current, accurate and complete information about the smelters in their supply chain.

b.          Continue to improve due diligence efforts to ensure responsible sourcing in compliance with the Conflict Minerals Policy.

c.          Follow up with our direct suppliers in 2025 on smelters requiring risk mitigation, but not removal from our supply chain.

Cautionary Statement about Forward-Looking Statements

Statements in this Conflict Minerals Report, which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other things, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our Conflict Minerals program and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see our other filings with the SEC, including our Annual Report on Form 20-F for the year ended December 31, 2025. We caution that undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this report, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

Exhibit A

SOR List

Metal	Smelter Name	Smelter Country
Gold	Metalor Switzerland	SWITZERLAND
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore)Pte. Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou)Ltd.	CHINA
Gold	Metalor Technologies S.A	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Tin	China Yunnan Tin Co Ltd.	CHINA
Tin	ENAF	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Empressa Nacional de Fundiciones (ENAF)	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	Yunnan Tin Company, Ltd.	CHINA
Tin	Yuntinic Resources	CHINA
Tin	PT Rajehan Ariq	INDONESIA
Tin	Fenix Metals	POLAND
Tin	PT Mitra Stania Prima	INDONESIA
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Minsur	PERU
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	China Tin Group Co., Ltd.	CHINA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Aurubis Beerse	BELGIUM

Tin	Aurubis Berango	SPAIN
Tin	Thailand Smelting & Refining Co Ltd	THAILAND
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Mineracao Taboca SA	BRAZIL
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	White Solder Metalurgica	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Dowa	JAPAN
Tin	Super Ligas	BRAZIL
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	CRM Synergies	SPAIN
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	INDONESIAN STATE TIN CORPORATION MENTOK SMELTER	INDONESIA